EXHIBIT 10.15
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of October 11, 2021 (the “Effective Date”), by and between Everett Cunningham (“Employee”) and Exact Sciences Corporation, a Delaware corporation (the “Company,” and together with Employee, the “Parties”).
WHEREAS, the Company desires to employ Employee as its Executive Vice President, Head of Screening & Commercial Enablement, and Employee desires to accept such employment, under this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:
1.Employment. The Company shall employ Employee as the Company’s Executive Vice President, Head of Screening & Commercial Enablement, and Employee shall serve the Company in such position, under this Agreement and subject to the authority and direction of the Board of Directors of the Company (the “Board”) or its designee. Employee shall (a) devote his full-time professional efforts, attention and energies to the business of the Company, (b) owe an undivided duty of loyalty to the Company and (c) faithfully and to the best of Employee’s abilities perform his duties hereunder. Employee may serve as a director or committee member of other corporations, charitable organizations and trade associations (provided that the Company is notified in advance of all such positions) and may otherwise engage in charitable and community activities, deliver lectures and fulfill speaking engagements (with the prior approval of the CEO), and manage personal investments, but only if such services and activities do not interfere with the performance of Employee’s duties and responsibilities under this Agreement.
2.Term of Employment. Employee’s employment (the “Employment Term”) shall continue until terminated as provided in Section 6 below. A “Separation from Service” means the termination of Employee’s employment with, and performance of services for, the Company and each Affiliate. If Employee is employed by, or performing services for, an Affiliate or a division of the Company or an Affiliate, Employee shall not be deemed to incur a Separation from Service if such Affiliate or division ceases to be an Affiliate or division of the Company, as the case may be, and Employee immediately thereafter becomes an employee of (or service provider to) the Company or an Affiliate or a successor company or an affiliate or subsidiary thereof. Approved temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates will not be considered a Separation from Service. Notwithstanding the foregoing, with respect to any amount or benefit under this Agreement that constitutes nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that is payable upon a Separation from Service, “Separation from Service” means a “separation from service” as defined under Code Section 409A.
3.Compensation. During the Employment Term, Employee shall receive the following compensation from the Company.
3.1Base Salary. Employee’s annual base salary on Effective Date is six hundred fifty thousand dollars ($650,000.00), payable in accordance with the normal payroll practices of the Company (“Base Salary”). Employee’s Base Salary shall be subject to annual review by the Company’s Chief Executive Officer (the “CEO”), the Board and its Compensation Committee (the “Committee”). During the Employment Term, the Company shall periodically, in the discretion of, and at intervals determined by, the Committee, review the Base Salary amount to determine any modifications. In no event shall the Base Salary, following any such modification, be less than the Base Salary amount for the immediately preceding twelve (12)-month period other than as permitted in Section 6.1(c) below.
3.2Discretionary Year-End Bonus. Employee shall be eligible to be considered for a discretionary year-end cash bonus each calendar year (a “Year-End Bonus”), subject to any terms and conditions established for such Year-End Bonus by the Company, including but not limited to the terms and conditions contained in the Company’s Year-End Bonus policy or other such communications to employees. Employee’s target Year-End Bonus percentage for each calendar year shall be seventy percent (70%) of his Base Salary as of January 1 of the applicable new calendar year. Employee acknowledges that any such Year-End Bonus shall be entirely within the discretion of the CEO and the Committee based upon the achievement of goals (including corporate and individual goals) and other discretionary factors as determined by the Board or the Committee after consultation with the CEO. Except as otherwise provided in the discretion of the Committee or in this Agreement, Employee shall not be eligible to be considered for, or to receive, a Year-End Bonus for any calendar year unless he remains employed with the Company through December 31 of the applicable calendar year and through the date of payment of such bonus. If a Year-End Bonus is awarded to Employee, it shall be paid no later than March 15 following the end of the calendar year for which it was awarded.

3.3Signing Bonus. The Company shall pay Employee a one-time “Signing Bonus” in the gross amount of four hundred fifty thousand dollars ($450,000.00) less applicable withholdings and taxes, which amount shall be paid in a lump sum on the first regularly scheduled pay date following the commencement of Employee’s employment.
3.4Relocation Payment. The Company shall pay Employee a one-time payment for expenses related to his relocation to Madison, Wisconsin in the gross amount of two hundred fifty thousand dollars ($250,000.00) less applicable withholdings and taxes, which amount shall be paid in a lump sum on the first regularly scheduled pay date following the Employee’s official relocation to Madison, Wisconsin, occurring once Employee has provided the Company with an official change of address.
3.5Future Cash Award. The Company shall pay Employee three hundred thousand dollars ($300,000.00), less applicable withholdings and taxes, which amount shall be paid in two equal installments of one hundred fifty thousand dollars ($150,000.00), in accordance with the following schedule:
(a)The first installment being paid on the first anniversary of the Effective Date of this Agreement, provided that Employee remains employed by the Company on the first anniversary of the Effective Date or Employee has been terminated without Cause or has resigned with Good Reason by the first anniversary of the Effective Date; and
(b)The second installment being paid on the second anniversary of the Effective Date of the Agreement, provided that Employee remains employed by the Company on the second anniversary of the Effective Date or Employee has been terminated without Cause or has resigned with Good Reason after the first anniversary of the Effective Date and by the second anniversary date of the Effective Date.
For avoidance of doubt, if Employee experiences a Separation from Service for any reason before the first anniversary date, he will not be entitled to the second installment payment.
3.6Equity Incentives.
(a)The Board, upon the recommendation of the Committee, or the Committee, may grant Employee from time to time options to purchase shares of the Company’s common stock and other equity compensation plan awards, including restricted stock units, both as a reward for past individual and corporate performance and as an incentive for future performance. Such options and other awards, if granted, shall be pursuant to the Company’s then current equity compensation plan. For purposes of this Agreement, “Equity Awards” means Employee’s stock options, stock appreciation rights, restricted stock units (including performance stock units) and restricted shares (including performance shares), in each case that are issued and outstanding under a Company equity compensation plan; and, for the avoidance of doubt, Equity Awards shall not include any rights or benefits under the Company’s 2010 Employee Stock Purchase Plan, as amended, or any successor plan thereto. For purposes of this Agreement, a “Performance Award” means an Equity Award that vests or becomes earned subject to the attainment of performance goals. For the avoidance of doubt, a Performance Award may also have employment- or service-based conditions, such that the Performance Award vests or becomes earned subject to both the attainment of performance goals and meeting employment- or service-based vesting conditions.
(b)Subject to Board approval, Employee will receive an initial grant of restricted stock units (“RSUs”) with a value of six million dollars ($6,000,000.00) to be settled in shares of the Company’s common stock based on the 30-day trading average at the time of the grant, pursuant to the Company’s stock incentive plan upon commencement of employment. Thirty-three percent (33%) of the shares underlying the RSUs shall vest on the first anniversary of the date of the grant and annually thereafter (provided that Employee has not incurred a Separation from Service prior to the relevant vesting date), subject to the acceleration of vesting (i) as described in Section 6.3 hereof, (ii) as described in Section 7.1(d) and 7.2(b) hereof, and (iii) as may be set forth in the grant agreements issued by the Company, as amended, provided that in the event of a conflict between any grant agreement and this Agreement, this Agreement shall control.
(c)Subject to Board approval, Employee will receive an additional grant of RSUs with a value of three million dollars ($3,000,000.00) as a sign-on equity award, to be settled in shares of the Company’s common stock based on the 30-day trading average at the time of the grant, pursuant to the Company’s stock incentive plan upon commencement of employment. Fifty percent (50%) of the shares underlying the RSUs shall vest on the first anniversary of the date of the grant and twenty-five percent (25%) of the shares shall vest on the second anniversary of the date of the grant and annually thereafter (provided that Employee has not incurred a Separation from Service prior to the relevant vesting date), subject to the acceleration of vesting (i) as described in Section 6.3 hereof, (ii) as described in Section 7.1(d) and 7.2(b) hereof, and (iii) as may be set forth in the grant agreements issued by the Company, as amended, provided that in the event of a conflict between any grant agreement and this Agreement, this Agreement shall control.
(d)Subject to Board approval, Employee is entitled to participate in Company’s Long-term Incentive Program (“LTIP”) for the performance period from 2021 until 2023 and will receive nine thousand six hundred eight-two (9,682) “Performance Shares,” in accordance with and pursuant to the terms of the LTIP and the form Performance Share Unit (PSU) Award Agreement attached hereto as Exhibit D.
4.Benefits.
4.1Benefits. Employee shall be entitled to participate in the sick leave, insurance (including medical, life and long-term disability), profit-sharing, retirement and other benefit programs that are generally provided to similarly situated and performing employees of the Company, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.
4.2Time Off. Employee shall receive paid time off (which may include vacation, sick time, and/or dates designated as Company-wide holidays and floating personal holidays) as provided by and subject to the terms of the Company’s and its Affiliates’ applicable policies.
4.3Indemnification. To the fullest extent permitted by applicable law or the Company’s articles of incorporation and bylaws, the Company shall, during the Employment Term and after Employee’s Separation from Service, indemnify Employee (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim or investigation to which Employee is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates as deemed under the Securities Exchange Act of 1934, as amended (“Affiliates”), or a fiduciary of any of their benefit plans, other than actions by the Company against Employee alleging breach of this Agreement by Employee.
4.4Liability Insurance. Both during the Employment Term and after Employee’s Separation from Service, the Company shall cause Employee to be covered under a directors and officers’ liability insurance policy for his acts (or non-acts) as an officer of the Company or any of its Affiliates. Such policy shall be maintained by the Company, at its expense in an amount and on terms (including the time period of coverage after Employee’s Separation from Service) at least as favorable to Employee as policies covering the Company’s other executive officers.
5.Business Expenses. Upon submission of a satisfactory accounting by Employee, consistent with the policies of the Company, the Company shall reimburse Employee for any reasonable and necessary out-of-pocket expenses actually incurred by Employee in the furtherance of the business of the Company.
6.Separation from Service.
6.1By Employee.
(a)Without Good Reason. Employee may initiate Employee’s Separation from Service under this Agreement at any time without Good Reason with at least thirty (30) business days’ written notice (the “Employee Notice Period”) to the Company. Upon Separation from Service by Employee under this section, the Company may, in its sole discretion and at any time during the Employee Notice Period, suspend Employee’s duties for the remainder of the Employee Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Employee Notice Period.
(b)With Good Reason. Subject to Section 7.1 below, Employee may initiate Employee’s Separation from Service under this Agreement with Good Reason at any time within ninety (90) days after the occurrence of an event constituting Good Reason.

(c)Good Reason Defined. “Good Reason” means, provided that Employee has complied with the Good Reason Process following the occurrence of any of the following events without Employee’s consent: (i) Employee’s Base Salary is reduced (x) in a manner that is not applied proportionately to other senior executive officers of the Company or (y) by more than thirty percent (30%) of Employee’s then current Base Salary; (ii) Employee’s duties, authority or responsibilities are materially reduced or are materially inconsistent with the scope of authority, duties and responsibilities of Employee’s position; (iii) the occurrence of a material breach by the Company of any of its obligations to Employee under this Agreement; or (iv) a relocation of Employee’s principal place of employment by more than fifty (50) miles.
(d)Good Reason Process. “Good Reason Process” means that (i) Employee reasonably determines in good faith that a Good Reason condition has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) Employee cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) Employee Separates from Service for Good Reason within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, and Employee Separates from Service due to such condition (notwithstanding its cure), then Employee shall not be deemed to have Separated from Service for Good Reason.
6.2By the Company.
(a)With Cause. The Company may initiate Employee’s Separation from Service under this Agreement for Cause immediately upon written notice to Employee.
(b)Cause Defined. “Cause” means any of the following:
(i)Employee’s willful failure or refusal to perform Employee’s duties that continues for more than three (3) days after written notice from the Company;
(ii)Employee’s willful failure or refusal to follow or comply with any Company policy, rule or procedure that continues for more than three (3) days after written notice from the Company;
(iii)Employee’s commission of any fraud or embezzlement in connection with Employee’s duties or committed in the course of Employee’s employment;
(iv)Employee’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates resulting in a material economic loss to the Company;
(v)Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude;
(vi)Employee’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and that is substantially related to the circumstances of Employee’s job with the Company;
(vii)Employee’s willful and material violation of any statutory or common law duty of loyalty to the Company or any of its Affiliates;
(viii)Employee’s exclusion, suspension, or debarment or other ineligibility to participate in any federal or state-funded program, including but not limited to any healthcare program;
(ix)Employee’s material breach of this Agreement, the Non-Disclosure and Invention Agreement or the Restrictive Covenant Agreement;
(x)Employee’s refusal to submit to a background check or failure to complete a background check to the Company’s satisfaction, including any past conviction, plea or guilty or nolo contendere, violation of law, exclusion, suspension, or debarment that would otherwise be grounds for Cause under this Section 6.2(b); or
(xi)Employee’s material breach of the Company’s policies prohibiting harassment, discrimination, and/or retaliation, the Company’s Code of Business Conduct and Ethics, and/or the Company’s Insider Trading Policy.
(c)Without Cause. Subject to Section 7.1 below, the Company may initiate Employee’s Separation from Service under this Agreement without Cause upon at least thirty (30) days’ written notice (the “Company Notice Period”) to Employee. Upon any Separation from Service initiated by the Company without Cause, the Company may, in its sole discretion and at any time during the Company Notice Period, suspend Employee’s duties for the remainder of the Company Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Company Notice Period.
6.3Death or Disability. Notwithstanding Section 2 above, in the event of the death of Employee or disability of Employee that prevents Employee from performing the Essential Job Functions of his position (even with a Reasonable Accommodation) during the Employment Term, (i) Employee shall incur a Separation from Service and this Agreement shall immediately and automatically terminate, (ii) the Company shall pay Employee (or in the case of death, Employee’s designated beneficiary) Base Salary and accrued but unpaid bonuses, in each case up to the date of Separation from Service, (iii) one hundred percent (100%) of Employee’s Equity Awards (other than Performance Awards) shall become fully vested, exercisable and settled, as applicable, and Employee shall be entitled to exercise such Equity Awards (if exercisable) in accordance with Section 7.6 below, and (iv) one hundred percent (100%) of Employee’s Performance Awards that have not become earned and payable prior to such Separation from Service shall be cancelled and shall terminate immediately for no consideration. None of Employee, his beneficiary or his estate shall be entitled to any severance benefits set forth in Section 7 below if Employee’s Separation from Service occurs as a result of Employee’s death or disability. In the event of the disability of Employee, the Parties shall comply with applicable federal, state and local law. For purposes of this Section 6.3, “Essential Job Functions” and “Reasonable Accommodation” shall have the meanings of these terms under applicable law, and shall be interpreted to grant Employee the same, and no greater, rights and responsibilities provided by applicable law.
6.4Survival. Each of the Non-Disclosure and Invention Agreement and the Restrictive Covenant Agreement described in Section 8 below and attached hereto as Exhibit A and Exhibit B, respectively, shall survive the termination of this Agreement.
7.Severance and Other Rights Relating to Separation from Service and Change in Control.
7.1Separation from Service by the Company without Cause or by Employee for Good Reason. If the Company initiates Employee’s Separation from Service without Cause or if Employee initiates Employee’s Separation from Service for Good Reason, then subject to the conditions described in Section 7.3 below, the Company shall provide Employee the following payments and other benefits:
(a)(i) Salary continuation for a period of twelve (12) months at Employee’s then current Base Salary, which shall commence on the first payroll date that is on or that immediately follows the sixtieth (60th) day following the Separation from Service; (ii) any accrued but unpaid Base Salary as of the Separation from Service; and (iii) any earned, awarded and accrued, but unpaid, bonus as of the Separation from Service, all on the same terms and at the same times as would have applied had Employee not incurred a Separation from Service.
(b)A lump-sum cash payment that is equal to twelve (12) months of premium payments for COBRA coverage for health, dental, and vision coverage based on the Company-provided health, dental, and vision coverage in which the Employee and their dependents are enrolled at the time of the Employee’s Separation from Service. This lump-sum cash payment may be used for any purpose, including but not limited to continuation coverage under COBRA, and will be paid at the same time as the first installment of the salary continuation payment set forth in Section 7.1(a).
(c)Within thirty (30) days of the Separation from Service, the Company shall pay Employee Ten Thousand Dollars ($10,000.00) towards the cost of an outplacement consulting package for Employee.

(d)The time vesting, exercisability and settlement (as applicable) of one hundred percent (100%) of Employee’s Equity Awards other than Performance Awards shall accelerate by a period of twelve (12) months; and Employee shall be entitled to exercise such Equity Awards (if exercisable) in accordance with Section 7.6 below.
(e)Subject to Section 7.2(b), one hundred percent (100%) of Employee’s Performance Awards that have not become earned and payable prior to such Separation from Service shall be cancelled and shall terminate immediately for no consideration.
7.2Change in Control. The Board has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have the continued dedication of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control and to provide Employee with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of Employee will be satisfied and that are competitive with those of other similarly-situated companies. Therefore, in order to accomplish these objectives, the Board has caused the Company to include the provisions set forth in this Section 7.2.
(a)Change in Control Defined. “Change in Control” means, and shall be deemed to have occurred if, on or after the Effective Date, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities, (ii) during any twelve (12)-month period, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (iv) the sale or disposition by the Company of (in one (1) transaction or a series of related transactions) all or substantially all of Exact Sciences Corporation’s assets or (v) Exact Sciences Corporation and its Affiliates are no longer the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities.
(b)Acceleration of Vesting of Equity Awards.
(i)Upon a Change in Control, the time vesting, exercisability and settlement (as applicable) of one hundred percent (100%) of Employee’s Equity Awards shall immediately accelerate by a period of twelve (12) months, provided that this Section (d)(b)(i) shall apply to Performance Awards such that if the applicable performance period is scheduled to end within twelve (12) months following the Change in Control, the Performance Award shall be deemed to have been fully vested and earned as of the Change in Control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals as of the Change in Control.
(ii)If within four (4) months before or twelve (12) months after a Change in Control, Employee incurs a Separation from Service initiated by the Company (or a successor) without Cause or initiated by Employee for Good Reason, then one hundred percent (100%) of Employee’s Equity Awards shall become fully vested, exercisable and settled (as applicable); and Employee shall be entitled to exercise such Equity Awards (if exercisable) in accordance with Section 7.6 below. Performance Awards shall be deemed to have been fully vested and earned under this Section (d)(b)(ii) based upon the greater of (1) an assumed achievement of all relevant performance goals at the “target” level or (2) the actual level of achievement of all relevant performance goals as of the Change in Control.
7.3Conditions Precedent. The Company’s obligations to Employee described in Sections 7.1 and 7.2 above are contingent on Employee’s delivery to the Company of a signed waiver and release of claims against the Company and its Affiliates in a form reasonably satisfactory to the Company within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) after the day on which the Company provides the release to Employee, and not revoking such release (if a right to revocation exists under applicable law). Moreover, Employee’s rights to receive ongoing payments and benefits pursuant to Sections 7.1 and 7.2 above (including the right to ongoing payments under the Company’s equity compensation plans) are conditioned on Employee’s ongoing compliance with his obligations as described in Section 8 below, and Company may set off any such payments or benefits, except to the extent prohibited by law, in the event of Employee’s failure to comply with any such obligations. Any cessation by the Company of any such payments and benefits shall be in addition to, and not in lieu of, any and all other remedies available to the Company for Employee’s breach of his obligations described in Section 8 below.
7.4No Severance Benefits. Employee shall not be entitled to any severance benefits if Employee initiates Employee’s Separation from Service without Good Reason or if the Company initiates Employee’s Separation from Service with Cause; provided, however, that Employee shall be entitled to (i) Base Salary prorated through the Separation from Service; and (ii) medical coverage and other benefits required by law and plans (as provided in Section 7.5 below).
7.5Benefits Required by Law and Plans. In the event of Employee’s Separation from Service, Employee shall be entitled to medical and other insurance coverage, if any, as is required by law and, to the extent not inconsistent with this Agreement, to receive such additional benefits as Employee may be entitled under the express terms of applicable benefit plans (other than bonus or severance plans) of the Company or its Affiliates.
7.6Exercise Period of Equity Awards after Separation from Service. Notwithstanding any provision of this Agreement or any applicable Equity Award agreement to the contrary, (i) in the event of Employee’s Separation from Service initiated by the Company without Cause or by Employee for Good Reason or due to Employee’s disability or death, Employee’s vested and exercisable Equity Awards shall remain exercisable (if exercisable) until the earlier of two (2) years from such Separation from Service or the latest date on which those Equity Awards expire or are eligible to be exercised under the applicable award agreements, determined without regard to such Separation from Service and (ii) in the event of Employee’s Separation from Service initiated by the Company for Cause or by Employee without Good Reason, the exercise periods of Employee’s Equity Awards shall continue to be governed by the terms of the applicable award agreements.
8.Restrictions.
8.1Non-Disclosure and Invention Agreement. In consideration for employment or continued employment by the Company, as well as the salary and additional compensation and benefits described in this Agreement, as well as the Company’s provision of confidential information of the Company to Employee, Employee has entered or shall enter into and shall comply with the terms of the Employee Non-Disclosure and Invention Assignment Agreement in substantially the form attached hereto as Exhibit A (the “Non-Disclosure and Invention Agreement”).
8.2Restrictive Covenant Agreement. In consideration for employment or continued employment by the Company, as well as the salary and additional compensation and benefits described in this Agreement, as well as the Company’s provision of confidential information of the Company to Employee, Employee has entered or shall enter into and shall comply with the terms of the Employee Non-Competition, Non-Solicitation and No-Interference Agreement in substantially the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).
9.Arbitration. Unless other arrangements are agreed to by the Parties, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, shall be resolved by binding arbitration to be conducted pursuant to the Agreement for Arbitration Procedures of Certain Employment Disputes in substantially the form attached hereto as Exhibit C.

10.Assignments: Transfers: Effect of Merger. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred (i) to Exact Sciences Corporation or an Affiliate (consistent with Employee’s duties, responsibilities and compensation under this Agreement) or (ii) pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided, for purposes of clause (ii), that the assignee or transferee is the successor to all or substantially all of the assets of the Company. This Agreement shall not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. Concurrently with any merger, consolidation or transfer of assets referred to above, the Company shall cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder. This Agreement shall inure to the benefit of, and be enforceable by or against, Employee or Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of Employee’s rights or obligations under this Agreement may be assigned or transferred by Employee other than Employee’s rights to compensation and benefits, which may be transferred only by will or operation of law. If Employee should die while any amounts or benefits have been accrued by Employee but not yet paid as of the date of Employee’s death and which would be payable to Employee hereunder had Employee continued to live, all such amounts and benefits unless otherwise provided herein shall be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no such person is so appointed, to Employee’s estate.
11.No Set-off; No Mitigation Required. Except as expressly provided otherwise in this Agreement, the obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under this Agreement, and such amounts shall not be reduced (except as otherwise specifically provided herein) whether or not Employee obtains other employment.
12.Taxes. The Company shall have the right to deduct from any payments made pursuant to this Agreement any and all federal, state and local taxes or other amounts required by law to be withheld.
13.Code Section 409A. This Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Code Section 409A, any amounts or benefits that would otherwise be payable under this Agreement during the six (6)-month period immediately following Employee’s Separation from Service shall instead be paid on the first payroll date after the six (6)-month anniversary of Employee’s Separation from Service (or Employee’s death, if earlier). For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be in the sole discretion of the Company. Notwithstanding the foregoing, the Company shall not have any obligation to take any action to prevent the assessment of any excise tax or penalty on any person under Code Section 409A and the Company shall not have any liability to any person for such tax or penalty.
14.Code Section 280G. Notwithstanding any provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or an Affiliate to Employee or for Employee’s benefit under this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 14, be subject to the excise tax imposed under Code Section 4999 or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit to Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax; and if the amount calculated under (i) is less than the amount under (ii), the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” means the present value of the Covered Payments net of all taxes. All determinations required to be made under this Section 14 shall be made by the Company in its sole discretion.
15.Miscellaneous. No amendment, modification or waiver of this Agreement or consent to any departure thereof shall be effective unless in writing signed by the Party against whom it is sought to be enforced. This Agreement contains the entire Agreement that exists between the Parties with respect to the subjects herein contained and replaces and supersedes all prior agreements, oral or written, between the Parties with respect to the subjects herein contained. Except as and to the extent expressly provided in this Agreement, nothing herein shall affect any terms in the Non-Disclosure and Invention Agreement, the Restrictive Covenant Agreement, the Agreement for Arbitration Procedures of Certain Employment Disputes or any equity compensation plans or corresponding award agreements between the Parties now and hereafter in effect from time to time. If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and effect. Each section is intended to be a severable and independent section within this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement is made in the State of Wisconsin and shall be governed by and construed in accordance with the laws of said State, without regard to principles of conflicts of law.
This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. All notices and all other communications provided for in this Agreement shall be in writing and shall be considered duly given upon personal delivery, delivery by nationally reputable overnight courier or on the third (3rd) business day after mailing from within the United States by first class certified or registered mail, return receipt requested, postage prepaid, all addressed to the address set forth below each Party’s signature to this Agreement. Any Party may change its address by furnishing notice of its new address to the other Party in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

IN WITNESS WHEREOF, Employee and the Company have executed this Employment Agreement as of the Effective Date.

Employee

Sign Name:	/s/ Everett Cunningham
Print Name:	Everett Cunningham
Notice address:

Exact Sciences Corporation

Sign Name:	/s/ Kevin T. Conroy
Print Name:	Kevin T. Conroy
Title:	President and Chief Executive Officer
Notice address:	441 Charmany Drive
Madison, Wisconsin 53719